Exhibit 99.4

American Rebel Forecasts $5 Million in Pro Forma Q3 Revenue

On Target to Exceed $20 Million in Annual Pro Forma Revenue

Nashville, TN, Oct. 20, 2022 (GLOBE NEWSWIRE) — American Rebel Holdings, Inc. (NASDAQ: AREB) – America’s Patriotic Brand announced today it anticipates reporting approximately $5 million in pro forma Q3 gross revenue and approximately $14.7 million in pro forma revenue for the nine-months ended September 30, 2022.

Revenue for Q3, including only the revenue earned by the Champion entities after the closing of the acquisition on July 29, 2022, is projected to be nearly $4 million. American Rebel acquired Champion Safe Company and its ancillary companies in a transaction with a purchase price of approximately $9.9 million.

American Rebel expects to file its September 30, 2022, 10-Q with the Securities and Exchange Commission on or before November 14, 2022. In its June 30, 2022, 10-Q American Rebel reported $9.7 million in pro forma revenue for the first six-months of 2022.

“We’re on target to exceed $20 million in annual pro forma revenue for 2022,” said Andy Ross, CEO of American Rebel. “Integrating the Champion and American Rebel operations has been going great and we expect continued growth. We are actively evaluating potential synergistic acquisitions or partnerships and are bullish about the future of America’s Patriotic Brand.”

About American Rebel Holdings, Inc.

American Rebel, through its wholly-owned operating subsidiaries, operates primarily as a designer, manufacturer and marketer of branded safes and personal security and self-defense products. The Company also designs and produces branded apparel and accessories and now intends to enter the E-Bike market. To learn more, visit www.americanrebel.com . For investor information, visit www.americanrebel.com/investor-relations .

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc., (NASDAQ:AREB)(NASDAQ:AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include our ability to efficiently incorporate acquisitions into our operations, the use of non-GAAP based pro forma financial estimates, our ability to introduce new products, our ability to meet production demands, our ability to expand our sales organization to address existing and new markets that we intend to target, our ability to meet or exceed financial and reporting estimates, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2021. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

SOURCE : American Rebel Holdings, Inc.

Company Contact:
info@americanrebel.com

Investor Relations:

John McNamara
TraDigital IR
917-658-2605
john@tradigitalir.com